                                                                   EXHIBIT 10(a)
                             ACQUISITION AGREEMENT

      ACQUISITION AGREEMENT (this "Agreement"), dated as of December 17, 1998, by and among USTRUST, a Massachusetts trust company ("Buyer"), BREWER & LORD LLP, a Massachusetts limited liability partnership ("Seller"), and each of the individuals listed on Schedule 1 hereto, each in their capacity as a partner of Seller (each a "Partner", and collectively, the "Partners");

      WHEREAS, the Board of Directors of Buyer and the Partners of Seller deem it advisable and in the best interests of their stockholders or Partners, as the case may be, and their respective customers, employees and other constituencies, as well as the communities they serve, to consummate, and have approved, the business combination transactions provided for herein in which Buyer will, subject to the terms and conditions set forth herein, acquire Seller;

      WHEREAS, as a condition to, and after the execution of, this Agreement, Buyer, Seller and the Partners are entering into employment agreements (the "Employment Agreements"), pursuant to which, subject to consummation of the transactions contemplated hereby, each of the Partners will be employed by the Surviving Entity (as defined herein) after the Effective Time (as defined herein);

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

      Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

      "Acquisition Subsidiary" shall mean that certain limited liability company that has been or shall be organized as a direct wholly-owned subsidiary of Buyer under the laws of the State of Delaware for the purpose of merging with Seller pursuant to the terms of the Plan of Merger.

      "Acquisition Transaction" shall have the meaning ascribed thereto in
Section 5.03 hereof.

      "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, voting rights, by contract or otherwise. As used with respect to Seller, "Affiliate" includes the Partners and the Retired Partners, but does not include any other individual unless such individual controls Seller.

      "Agreement" shall mean this Acquisition Agreement by and among Buyer, Seller and the Partners.

      "Associate" shall have the meaning ascribed thereto in Section 4.01(a) hereof.

      "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

      "Buyer" shall have the meaning ascribed to such term in the preamble to this Agreement.

      "Buyer Balance Sheet" shall have the meaning ascribed thereto in Section
3.05 hereof.

      "Buyer Common Stock" shall have the meaning ascribed thereto in Section 3.02(a) hereof.

      "Buyer Parent Corp." shall mean UST Corp., the parent bank holding company of Buyer.
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      "Cap" shall have the meaning ascribed thereto in Section 9.05(a) hereof.

      "Closing" shall mean the consummation of the Merger.

      "Closing Date" shall mean the date on which the Closing occurs.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Companies" shall have the meaning ascribed thereto in Section 4.10(a) hereof.

      "Confidential Information" shall have the meaning ascribed thereto in
Section 5.02(b) hereof.

      "Confidentiality Agreement" shall mean that certain letter agreement pertaining to the disclosure of certain Confidential Information by Seller to Buyer dated June 10, 1998.

      "Damages" shall have the meaning ascribed thereto in Section 9.04 hereof.

      "Deferred Services Assets" shall have the meaning ascribed thereto in
Section 5.16 hereof.

      "DLLCA" shall mean the Delaware Limited Liability Company Act.

      "Effective Time" shall mean the date and time at which the Merger has become effective pursuant to the applicable laws of the State of Delaware and The Commonwealth of Massachusetts.

      "Employees" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

      "Employment Agreements" shall have the meaning ascribed thereto in the recitals hereto.

      "Equity Investment" shall have the meaning set forth for such term as of the date hereof in the FDIC's rules and regulations regarding activities and investments of insured state banks.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" shall have the meaning ascribed thereto in Section 3.05 hereof.

      "Expirations" shall mean the knowledge of the respective expiration dates of insurance policies currently in force and purchased through Seller.

      "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

      "FDIC" shall mean the Federal Deposit Insurance Corporation.

      "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, as applicable.

      "Filed Tax Returns" shall mean, with respect to the Companies, all Tax Returns that have been or will required to be filed by either of the Companies on or prior to the date hereof.

      "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

      "Income" shall have the meaning ascribed thereto in Section 5.01(e)
hereof.
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      "INfinity System" shall have the meaning ascribed thereto in Section 4.25 hereof.

      "Injunction" shall have the meaning ascribed thereto in Section 6.01(b) hereof.

      "Insurance Companies" shall mean those insurance companies, with whom Seller places insurance risks as of September 30, 1998.

      "Insurance Company Contracts" shall mean those contracts between Seller and Insurance Companies, pursuant to which Seller places insurance risks.

      "IRS" shall mean the United States Internal Revenue Service.

      "Known Intellectual Property" shall have the meaning ascribed thereto in
Section 4.20 hereof.

      "MLPA" shall mean the Massachusetts Limited Partnership Act.

      "Material Adverse Effect" shall mean, (a) with respect to Buyer, a material adverse effect on the assets, properties, liabilities, business, operations, results of operations, financial condition or prospects of Buyer and its subsidiaries, taken as a whole, and (b) with respect to Seller, a material adverse effect on the assets, properties, liabilities, business, operations, results of operations, financial condition or prospects of Seller and its subsidiaries taken as a whole; provided, further, that, without in any way limiting the foregoing, a Material Adverse Effect with respect to Seller shall be deemed to occur if, after the date hereof, (i) Insurance Companies from whom Seller derives a material amount of commissions shall terminate or deliver a notice of termination to Seller with respect to the applicable Insurance Company Contracts between such Insurance Companies and Seller and (ii) Seller shall not have placed or obtained commitments to place all of the risks formerly placed with such terminating Insurance Companies with other comparably-rated insurance companies on terms with respect to commissions comparable to the commissions payable under such terminated Insurance Company Contracts.

      "Merger" shall mean the merger of Seller with and into Acquisition Subsidiary, the result of which shall be the direct acquisition by Buyer of Seller at the Effective Time.

      "Nasdaq" shall mean the National Association of Securities Dealers Automated Quotation system.

      "Non-Mission Critical Systems" shall have the meaning ascribed thereto in
Section 4.25 hereof.

      "Partners" shall have the meaning ascribed to such term in the preamble to this Agreement.

      "Partnership Agreement" shall have the meaning ascribed to such term in
Section 4.02(a) hereof.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation.

      "Person" shall mean any individual, general partnership, limited partnership, corporation, joint stock company, joint venture, trust, estate, business trust, limited liability company, limited liability partnership, unincorporated association, cooperative or association and, where the context so permits, the heirs, executors, administrators, legal representatives, successors and assigns of such Person.

      "Plan of Merger" shall mean that certain Agreement and Plan of Merger to be entered into by and between Seller and Acquisition Subsidiary at or prior to the Effective Time, substantially in the form attached hereto as Exhibit A.

      "Promotions" shall have the meaning ascribed thereto in Section 4.23 hereof.

      "Purchase Price" shall have the meaning ascribed thereto in Article II hereof.

      "Records" shall mean all records and original documents in Seller's possession which pertain to and are utilized by Seller or the Seller Subsidiary to administer, reflect, monitor, evidence or record information respecting their businesses and operations, including but not limited to all records and
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documents relating to (i) corporate, regulatory, supervisory and litigation matters, (ii) tax planning and payment of taxes, (iii) personnel and employment matters, and (iv) the business or conduct of the business of Seller or the Seller Subsidiary.

      "Representatives" shall have the meaning ascribed thereto in Section 5.02(b) hereof.

      "Requisite Regulatory Approvals" shall have the meaning ascribed thereto in Section 6.01(a) hereof.

      "Retired Partners" shall have the meaning ascribed thereto in Section 4.02(a) hereof.

      "SEC" shall mean the United States Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Seller" shall have the meaning ascribed to such term in the preamble to this Agreement.

      "Seller Balance Sheet" shall have the meaning ascribed thereto in Section
4.05 hereof.

      "Seller Benefit Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

      "Seller Disclosure Schedule" shall have the meaning ascribed thereto in
Section 4.01(a) hereof.

      "Seller Other Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

      "Seller Pension Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

      "Seller Reports" shall have the meaning ascribed thereto in Section 4.15 hereof.

      "Seller Subsidiary" shall mean Seller Insurance Advisers, Inc., a Massachusetts corporation and wholly-owned subsidiary of Seller.

      "September Financial Statements" shall have the meaning ascribed thereto in Section 4.05 hereof.

      "subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

      "Surviving Entity" shall have the meaning ascribed thereto in the Plan of Merger.

      "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.
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      "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

      "Transaction Documents" shall mean this Agreement, Plan of Merger, the Employment Agreements and the Confidentiality Agreement and each other agreement, document or instrument executed in connection herewith or therewith.

      "Transferred Employee" shall have the meaning ascribed thereto in Section
5.10 hereof.

      "Year 2000 Problem" shall have the meaning ascribed thereto in Section
4.25 hereof.

ARTICLE II

THE MERGER

      Subject to the terms and conditions of this Agreement and the Plan of Merger, Seller will merge with and into Acquisition Subsidiary, with Acquisition Subsidiary being the surviving entity, pursuant to the provisions of, and with the effect provided in the DLLCA and the MLPA. The Plan of Merger provides for the terms and conditions of the Merger, including but not limited to the payment by Buyer to the Partners and the Retired Partners of the aggregate purchase price of $[*] million in cash (the "Purchase Price") in exchange for all partnership interests in Seller of such Partners and Retired Partners, all of which are incorporated herein and made a part of this Agreement by this reference whether or not the Plan of Merger is executed on or subsequent to the date hereof.


ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller as follows:

      3.01 Corporate Organization.

      (a) Buyer is a trust company duly organized and validly existing under the laws of The Commonwealth of Massachusetts. Buyer has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in a Material Adverse Effect.

      (b) Acquisition Subsidiary is or will be a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. From the date of its formation to the Closing Date, Acquisition Subsidiary will not engage in any material activities other than in connection with or as contemplated by this Agreement. Acquisition Subsidiary has been or will be formed solely for the purpose of effectuating the Merger.

      3.02 Capitalization.

      (a) The authorized capital stock of Buyer consists of 200,000 shares of common stock, par value $47.50 per share ("Buyer Common Stock"). As of the close of business on December 15, 1998,




*confidential treatment requested
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there were 181,446 shares of Buyer Common Stock issued and outstanding. All of the shares of Buyer Common Stock are owned directly and indirectly by Buyer Parent Corp.

      (b) Buyer is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder, and the deposits of Buyer are insured by the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC in accordance with the FDIA, and Buyer has paid all assessments and filed all reports required by the FDIA. As of the date hereof, no proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Buyer, threatened.

      (c) As of the Effective Time, Buyer will be the only member of the Acquisition Subsidiary.

      3.03 Authority; No Violation.

      (a) Buyer has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. Acquisition Subsidiary has or will have full corporate power and authority to execute and deliver the Plan of Merger and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Buyer. The execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby have been or will be duly and validly approved by Buyer, as the sole member of Acquisition Subsidiary, and by the Board of Directors of Acquisition Subsidiary. No other corporate proceedings on the part of Buyer or Acquisition Subsidiary are necessary to consummate the transactions contemplated by any of the Transaction Documents to which each is a party. This Agreement has been, and the Plan of Merger and the other Transaction Documents to be executed by Buyer will be, duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitute (or, in the case of the Plan of Merger or such other Transaction Documents, will constitute at Closing) the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies. The Plan of Merger will be duly and validly executed and delivered by Acquisition Subsidiary and (assuming due authorization, execution and delivery by Seller) will constitute at closing the valid and binding obligation of Acquisition Subsidiary, enforceable against Acquisition Subsidiary in accordance with its terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

      (b) Neither the execution and delivery by Buyer and Acquisition Subsidiary of any of the Transaction Documents to which either is a party, respectively, nor the consummation by Buyer and Acquisition Subsidiary of the transactions contemplated hereby and thereby, nor compliance by Buyer and Acquisition Subsidiary with any of the terms or provisions hereof or thereof, will, assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its properties or assets, or, (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Buyer under, any of the terms, conditions or provisions of (x) the Articles of Association, or other charter document of like nature or By-laws of Buyer, or (y) any note, bond,
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mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party thereto as issuer, guarantor or obligor, or by which Buyer or any of its properties or assets may be bound or affected.

      3.04 Consents and Approvals. Except for consents, waivers or approvals of, notices to or filings or registrations with, the Federal Reserve Board, the FDIC, the Commissioner of Banks of The Commonwealth of Massachusetts, the Commissioner of Insurance of The Commonwealth of Massachusetts, certain other state insurance commissioners and regulatory agencies, the Secretary of State of the State of Delaware under the DLLCA and the Secretary of the Commonwealth of the Commonwealth of Massachusetts, no consents, waivers or approvals of, notices to or filings with any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Board of Directors of Buyer or Acquisition Subsidiary) are necessary, in connection with
(i) the execution and delivery by Buyer of the Transaction Documents, (ii) the execution and delivery by Acquisition Subsidiary of the Plan of Merger, or (iii) the consummation by Buyer and Acquisition Subsidiary, as the case may be, of the transactions contemplated by such Transaction Documents, including the Merger. Buyer has no knowledge of any fact or circumstance relating to Buyer or its Affiliates that is reasonably likely to materially impede or delay receipt of any consents of regulatory or governmental authorities or result in the imposition of a restriction or condition of the type referenced in Section 6.02(e) herein.

      3.05 Financial Statements. Buyer has made available to Seller copies of
(a) the consolidated balance sheets of Buyer Parent Corp. and its subsidiaries as of December 31 for the fiscal years 1995 through 1997, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in Buyer Parent Corp. Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1995 through December 31, 1997 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Arthur Andersen LLP, independent accountants for Buyer Parent Corp., and (b) the unaudited consolidated balance sheet of Buyer Parent Corp. and its subsidiaries as of September 30, 1998, the related unaudited consolidated statements of income and changes in stockholders' equity for the nine (9) months ended September 30, 1997 and September 30, 1998 and the related unaudited consolidated statements of cash flows for the nine (9) months ended September 30, 1997 and September 30, 1998, all as reported in Buyer Parent Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 filed with the SEC under the Exchange Act. The December 31, 1997 consolidated balance sheet of Buyer Parent Corp. (including the related notes, where applicable) (the "Buyer Balance Sheet") and the other financial statements referred to herein (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q and 10-K) to be filed by Buyer Parent Corp. with the SEC after the date hereof will fairly present in all material respects, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of Buyer Parent Corp. and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments).

      3.06 Absence of Certain Changes or Events. Except as disclosed in Buyer Parent Corp.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 or in any Current Reports of Buyer Parent Corp. on Form 8-K filed prior to the date of this Agreement, since December 31, 1997, there has not been any change in the assets, properties, liabilities, business, operations, results of operations or financial condition of Buyer Parent Corp. or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer Parent Corp. or Buyer.

      3.07 Legal Proceedings. There is no suit, action or proceeding pending or, to the best knowledge of Buyer, threatened, against Buyer or any Affiliate or subsidiary of Buyer or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Buyer or otherwise materially adversely affect Buyer's ability to perform its obligations under this Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against Buyer or any Affiliate or subsidiary of Buyer having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

      3.08 Broker's Fees. Neither Buyer nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees incurred in connection with the engagement of Fox-Pitt, Kelton Inc. and for legal, accounting and other professional fees payable in connection with the Merger. Buyer will be responsible for the payment of such fees.

      3.09 Financing. Buyer has available to it sources of capital and financing sufficient to fulfill its obligations under this Agreement and to consummate all of the transactions contemplated hereby and Buyer's ability to pay the Purchase Price hereunder is not contingent on raising any equity capital, obtaining specific financing therefor or the consent of any party.

      3.10 Compliance With Applicable Laws. Buyer holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and after giving effect to the transactions contemplated hereby (including obtaining all Requisite Regulatory Approvals), will be, in compliance with and not in violation of or default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to Buyer other than where such default or noncompliance will not result in or create the possibility of resulting in (i) any Material Adverse Effect on Buyer, or (ii) any material limitation on the conduct of business of the Surviving Entity in addition to those limitations generally applicable to Massachusetts banks conducting an insurance agency business through a subsidiary, and Buyer has not received any notice of any violation of any such law, statute, order, rule, regulation, policy or agreement, or the commencement of any proceeding in connection with any such violation, and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

      3.11 Buyer Information. The information relating to Buyer and its subsidiaries to be contained in any documents filed with any governmental agency or authority in connection herewith, to the extent such information is provided in writing by Buyer, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

      3.12 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to Seller pursuant to the provisions hereof, to the best knowledge of Buyer, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. To the best knowledge of Buyer, all information material to Seller's interest in the Merger or which is necessary to make Buyer's representations and warranties herein contained not misleading, has been disclosed to Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARTNERS

      Seller and the Partners hereby represent and warrant to Buyer as follows:

      4.01 Organization of Seller.

      (a) Seller is a limited liability partnership duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Seller has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to Seller, any Material Adverse Effect. Section 4.01(a)(i) of the disclosure schedule delivered to Buyer together herewith (the "Seller Disclosure Schedule") lists each of the jurisdictions in which Seller or the Seller Subsidiary possesses such foreign qualification or license. Seller and the Seller Subsidiary are duly licensed to act as an insurance agent, broker, or adviser, as the case may be, in each state as set forth after its respective name in Section 4.01(a)(i) of the Seller Disclosure Schedule. The Partners and all other employees of Seller and the Seller Subsidiary responsible for selling or placing insurance for Seller (each such employee, an "Associate," and together, the "Associates"), are each duly licensed to act as an insurance agent or broker by the appropriate insurance authorities in each state set forth after such person's name in Section 4.01(a)(iii) of the Seller Disclosure Schedule. All licenses set forth in
Section 4.01(a) of the Seller Disclosure Schedule are in good standing. (b) Except for the Seller Subsidiary, Seller has no subsidiaries and no Equity Investments (other than its investments in the Seller Subsidiary). Section 4.01(b) of the Seller Disclosure Schedule lists for the Seller Subsidiary, the percentage of Seller's ownership in the Seller Subsidiary, the activities of the Seller Subsidiary, including but not limited to, whether or not the Seller Subsidiary is engaged principally or otherwise, directly or indirectly through a joint venture, partnership or other entity, in the sale of mutual funds or the development of real estate. Neither Seller nor Seller Subsidiary engage in any activity, principally or otherwise, that is not permitted for a national bank or otherwise authorized under applicable FDIC regulations. The Seller Subsidiary is duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation. The Seller Subsidiary has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. At the Effective Time, the Seller Subsidiary will be the only subsidiary or Equity Investment of Seller.

      (c) The partnership records of Seller contain complete and accurate records of all partnership actions authorized at all meetings held, and all actions taken by written consent, since the date of Seller's formation by its partners and Executive Committee. The minute books of the Seller Subsidiary contain complete and accurate records of all corporate actions authorized at all meetings held, and all actions taken by written consent, since the date of the Seller Subsidiary's formation by its stockholders and Board of Directors.

      4.02 Partnership Interests; Capitalization.

      (a) Schedule 1 attached hereto sets forth a list of the Partners, and
Schedule 2 attached hereto sets forth a list of all formerly active partners, Retired Partners, Disabled Partners and Estate Partners (as such terms are defined in the Partnership Agreement) (collectively, the "Retired Partners"), in each case indicating the type of Partner or Retired Partner and percentage partnership interest in Seller. The persons listed as Partners or Retired Partners are the only partners of Seller as of the date hereof. The rights and liabilities of the Partners and the Retired Partners are as set forth in (i) the Partnership Agreement of Seller, as amended to date, a copy of which has been provided to Buyer (the "Partnership

Agreement"), (ii) the partnership actions referred to in Section 4.01(c), and
(iii) M.G.L. chapter 108A. Except as set forth in Section 4.02(a)(i) of the Seller Disclosure Schedule, no other Person, other than the Partners or the Retired Partners, has any ownership interest in, or right to receive at any time a portion of, the Net Income (as defined in the Partnership Agreement) of Seller or a "terminal payout" or any other payment from Seller under the Partnership Agreement. Except as described in Section 4.02(a)(ii) of the Seller Disclosure Schedule, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for Seller to issue, deliver or sell, or cause to be issued, delivered or sold any partnership interest in Seller or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any partnership interest in Seller or obligating Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. Except as described in Section 4.02(a)(ii) of the Seller Disclosure Schedule, as of the date hereof, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any partnership interest of Seller.

      (b) The Seller Subsidiary does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Seller Subsidiary to issue deliver or sell, or cause to be issued, delivered or sold any equity security of the Seller or of the Seller Subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating the Seller Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of the Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or the Seller Subsidiary. All of the shares of capital stock of the Seller Subsidiary held by the Seller are fully paid and nonassessable and, except for directors' qualifying shares, are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

      4.03 Authority; No Violation.

      (a) Each of Seller and the Seller Subsidiary has obtained all necessary authorities and approvals from the Partners in their capacities as such required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Seller has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by it. No other partnership proceedings on the part of Seller are necessary to consummate any of the transactions contemplated by the Transaction Documents to be consummated by it. This Agreement has been, and the Plan of Merger and the other Transaction Documents to be executed by Seller will be, prior to the Closing Date duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and, with respect to the Plan of Merger, Acquisition Subsidiary) constitute (or, in the case of the Plan of Merger or such other Transaction Documents, will constitute at Closing) the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

      (b) Neither the execution and delivery of any Transaction Document by Seller, nor the consummation by Seller of the transactions contemplated thereby, nor compliance by Seller with any of the terms or provisions hereof or thereof, will, assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, license, judgment, order, writ, decree or injunction applicable to Seller or the Seller Subsidiary or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or the Seller Subsidiary under, any of the terms, conditions or provisions of (x) the Partnership Agreement, certificate of partnership, articles or organization or other charter document of like nature or By-laws of Seller or the Seller Subsidiary, as the case may be, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or the Seller Subsidiary is a party thereto as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected.

      4.04 Consents and Approvals. Except as set forth in Section 4.04 of the Seller Disclosure Schedule, no consents, waivers or approvals of, notices to or filings with any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Partners of Seller) are necessary, in connection with (i) the execution and delivery by Seller of the Transaction Documents or (ii) the consummation by Seller of the transactions contemplated by such agreements, including the Merger. The affirmative vote of holders of one hundred percent (100%) of the outstanding partnership interests of Seller held by the Partners is the only vote of the holders of any class or series of partnership interests of Seller necessary to approve the Transaction Documents and the transactions contemplated thereby. Seller has no knowledge of any fact or circumstance relating to Seller that is reasonably likely to materially impede or delay receipt of any consent of regulatory or governmental authorities or result in the imposition of a restriction or condition of the type referenced in Section 6.02(f) herein.

      4.05 Financial Statements. Seller has delivered to Buyer copies of (a) the balance sheets of Seller as of December 31 for the fiscal years 1995 through 1997, inclusive, and the related statements of income and cash flows for the fiscal years 1995 through 1997, inclusive, in each case accompanied by the audit report of Deloitte & Touche LLP, independent accountants for Seller, (b) the unaudited balance sheets of the Seller Subsidiary as of December 31 for the fiscal years 1995 through 1997, inclusive, and the related income statements for the fiscal years 1995 through 1997, inclusive, and (c) the unaudited balance sheets of each of Seller and the Seller Subsidiary as of September 30, 1998 and September 30, 1997, the related unaudited consolidated statements of income for the nine (9) months ended September 30, 1998 and September 30, 1997 (collectively, the "September Financial Statements"). The December 31, 1997 balance sheet of Seller (including the related notes, where applicable) (the "Seller Balance Sheet") and the other financial statements referred to herein (including the related notes, where applicable) fairly present, in all material respects, and the financial statements to be included in any reports or statements to be filed by Seller with any state or federal governmental agency or authority or otherwise prepared by Seller after the date hereof will fairly present, in all material respects, the assets, liabilities, and partners' accounts of Seller and its revenue and expenses, changes in partners' accounts, and cash flows for the respective fiscal periods or as of the respective dates therein set forth, on the basis of accounting described in Note 1 thereto. Each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with the accrual method of accounting used for federal income tax purposes (as described in more detail in Note 1 to the December 31, 1997 financial statements), consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to the absence of footnotes and to normal year-end adjustments). The books and records of Seller and the Seller Subsidiary have been, and are being, maintained on an income-tax basis and in accordance with applicable legal and regulatory requirements.

      4.06 Absence of Undisclosed Liabilities. Neither Seller nor the Seller Subsidiary has any obligation or liability (contingent or otherwise) that is material on a consolidated basis to Seller, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to Seller, except as disclosed or reflected in the Seller Balance Sheet, any of the other financial statements described in Section 4.05 above or Section 4.06 or the other sections of the Seller Disclosure Schedule, or incurred hereafter in the ordinary course of business consistent with past practice and with Section
5.01 hereof.

      4.07 Broker's Fees. Neither Seller nor any of its Partners, officers, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for the fees incurred in connection with the engagement of Reagan & Associates and except for legal, accounting and other professional fees payable in connection with the Merger. The Seller and the Partners will be responsible for the payment of such fees.

      4.08 Absence of Certain Changes or Events. Except as disclosed in, or reflected on, the September Financial Statements or as set forth in Section 4.08 of the Seller Disclosure Schedule, or incurred hereinafter in the ordinary course of business consistent with past practice and with Section 5.01 hereof, since December 31, 1997, (i) the business of Seller and the Seller Subsidiary have been conducted only in the ordinary course consistent with past practices,
(ii) there has not been any change in the business, assets, financial condition or results of operations of the Seller or the Seller Subsidiary, (iii) there has not been any material change in any policy or practice followed by the Seller or the Seller Subsidiary in the ordinary course of business, (iv) neither the Seller nor the Seller Subsidiary has incurred any material liability, except in the ordinary course of its business consistent with prudent business practices,
(v) there has not been any agreement, contract or commitment entered into, or agreed to be entered into, except for those in the ordinary course of business;
(vi) there has not been any increase in or establishment of any bonus, insurance, severance (including severance after a change in control), deferred compensation, pension, retirement, profit sharing, life insurance or split dollar life insurance, retiree medical or life insurance, or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Seller or the Seller Subsidiary, except with respect to cash compensation, in the ordinary course of business consistent with past practice; and (vii) there has not been any change in any of the accounting methods or practices of the Seller or the Seller Subsidiary other than changes required by applicable law or applicable accounting policies.

      4.09 Legal Proceedings. Seller has furnished to the Buyer copies of (i) all attorney responses to the request of the independent auditors for the Seller and the Seller Subsidiary with respect to loss contingencies as of December 31, 1997, and (ii) a written list of all legal and regulatory proceedings filed against Seller or the Seller Subsidiary since that date. Neither Seller nor the Seller Subsidiary is a party to any pending or, to the knowledge of the Seller, threatened claim, action, suit, proceeding or to the knowledge of the Seller, investigation against Seller, or is subject to any order, judgment or decree, except for matters shown in Section 4.09 of the Seller Disclosure Schedule. Seller has provided Buyer with copies of all consumer or customer complaints, whether formal or informal, brought since 1993 against Seller, any of the Partners or the Associates regarding the conduct of Seller's business or the activities of Seller, the Partners or the Associates, which complaints involved either an attorney for the complainant or a notice to a regulatory agency or insurance carrier, and there have been no other material complaints brought during such period. Except as set forth in Section 4.09 of the Seller Disclosure Schedule, there is no suit, action or proceeding pending or, to the best knowledge of Seller, threatened, against Seller or the Seller Subsidiary or challenging the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Seller or otherwise materially adversely affect Seller's ability to perform its obligations under this Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against Seller having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

      4.10 Taxes and Tax Returns.

      (a) Seller and the Seller Subsidiary (referred to for purposes of this Section 4.10, collectively, as the "Companies") have timely filed in correct form all Filed Tax Returns, each Filed Tax Return has been prepared in compliance with all applicable laws and regulations, and all Filed Tax Returns are true and accurate in all respects. Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns filed with respect to the Companies for taxable periods ended on or after December 31, 1993, and all examination reports, and statements of deficiencies assessed against or agreed to by the Companies with respect to such taxable periods.

      (b) Each of the Companies has paid all Taxes required to be paid by it.

      (c) No assessment that has not been settled or otherwise resolved has been made with respect to Taxes payable by either Company not shown on the Filed Tax Returns. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against either of the Companies nor have either of the Companies consented to any extension of the period for assessment or collection with respect to any Tax. No Filed Tax Return of either of the Companies is now under examination by any applicable taxing authority. There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of either of the Companies. Neither of the Companies has requested or been granted an extension of the time for filing any Tax Return to a date later than the Effective Time. No claim has ever been made by a taxing authority in a jurisdiction where neither of the Companies pays Tax or file Tax Returns that either of the Companies is or may be subject to Taxes assessed by that jurisdiction.

      (d) Adequate provision has been made on the most recent balance sheet of each of Seller and the Seller Subsidiary for all Taxes of such Company in respect of all periods through the date of such balance sheet.

      (e) Neither of the Companies is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any person or entity or has any contractual obligation to indemnify any other person or entity with respect to Taxes.

      (f) Neither of the Companies has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which Seller was the parent.

      (g) Neither of the Companies has made any payments, is not obligated to make any payments, or is not a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G.

      (h) Neither of the Companies has made or is affected by any elections under Code Sections 108(b)(5), 338(g), or 565, or Treasury Regulation Sections 1.1502-20(g) or 1.1502-32(f)(2).

      (i) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Partner, Retired Partner, employee, creditor, independent contractor or other third party.

      4.11 Employees.

      (a) Seller has delivered to Buyer a list of all employees of Seller and the Seller Subsidiary (the "Employees"), showing for each the position held as of the date hereof, the date of hire, the regular work schedule and current salary. None of the Employees is covered by any collective bargaining or similar agreement. There is no strike or other labor dispute pending or, to the knowledge of Seller, threatened, against Seller or the Seller Subsidiary which would have a Material Adverse Effect on Seller or Buyer. Except as set forth in
Section 4.11(a) of the Seller Disclosure Schedule, neither Seller nor the Seller Subsidiary maintains or contributes to any "employee pension benefit plan" (the "Seller Pension Plans"), as such term is defined in Section 3 of ERISA, "employee welfare benefit plan" (the "Seller Benefit Plans"), as such term is defined in Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, other employee benefit plan for Employees or former employees of Seller or the Seller Subsidiary, or any other plan, program or arrangement of the same or similar nature that provides benefits to nonemployee directors of Seller or the Seller Subsidiary (collectively, the "Seller Other Plans").

      (b) Seller has delivered to Buyer a complete and accurate copy of each of the following with respect to each of the Seller Pension Plans, Seller Benefit Plans and Seller Other Plans: (i) plan document; (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and
(v) most recent annual report on Form 5500.

      (c) The current value of the assets of each of the Seller Pension Plans subject to Title IV of ERISA is less than that plan's "benefit liabilities" as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if that plan terminated in accordance with all applicable legal requirements.

      (d) Each of the Seller Pension Plans and each of the Seller Benefit Plans has been administered in compliance with its terms in all material respects and is in compliance in all material respects with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws.

      (e) There has been no reportable event within the meaning of Section 4043(b) of ERISA or any waived funding deficiency within the meaning of Section 412(d)(3) of the Code with respect to any Seller Pension Plan.

      (f) Seller has caused all of its financial statements, including the Seller Balance Sheet, to reflect appropriate expenses, accruals and reserves for all Seller Pension Plans, Seller Benefit Plans and Seller Other Plans and have made or provided for all contributions to the Seller Pension Plans required thereunder.

      (g) Seller has not contributed to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA.

      (h) Each of the Seller Pension Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code is so qualified, and Seller is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

      (i) Neither Seller nor the Seller Subsidiary is a party to or maintains any contract or other arrangement with any employee or group of employees, providing severance payments, stock or stock-equivalent payments or post-employment benefits of any kind or providing that any otherwise disclosed plan, program or arrangement will irrevocably continue, with respect to any or all of its participants, for any period of time.

      4.12 Agreements with Governmental Authorities. None of Seller, the Seller Subsidiary, or any of the Partners or Associates is a party to any commitment, letter, written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental agency or authority charged with the supervision or regulation of insurance agencies which restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies or practices, management or overall safety and soundness or such entity's ability to perform its obligations hereunder.

      4.13 Material Agreements. Section 4.13 of the Seller Disclosure Schedule lists the following contracts and other agreements (whether written or oral) to which either of Seller or the Seller Subsidiary is currently a party:

            (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

            (ii) any agreement (or group of related agreements) for the purchase of supplies, products or other personal property, or for the furnishing or receipt of services that involves consideration in excess of $25,000 per annum other than contracts for insurance;

            (iii) any agreement constituting a partnership or joint venture;

            (iv) any agreement (or group of related agreements) under which the Seller has created, incurred, assumed or guaranteed any indebtedness for borrowed money in excess of $25,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

            (v) any agreement concerning confidentiality or noncompetition;

            (vi) any agreement with any Partner or any Affiliate;

            (vii) any profit sharing, option, partnership or stock purchase, deferred compensation, severance or other plan or arrangement for the benefit of its current or former Partners, officers and employees;

            (viii) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis or providing severance benefits;

            (ix) any agreement under which it has advanced or loaned any amount to any of its Partners, directors, officers and employees outside the ordinary course of business;

            (x) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Seller, indicating any such agreement which is subject to renewal within sixty (60) days of the date of this Agreement; or

            (xi) any other agreement (or group of related agreements), other than contracts for insurance, the performance of which involves the payment by Seller of consideration in excess of $25,000.

      Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.13 of the Seller Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement, if any, referred to in Section 4.13 of the Seller Disclosure Schedule. Each such written agreement constitutes the legal, valid and binding obligation of the parties thereto, enforceable against such obligor in accordance with the terms thereof (except as enforcement may be limited by general principles of equity whether applied in a court of law or equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally). Seller is not in default under, or with the giving of notice or the lapse of time, or both, would be in default under, any of the terms or conditions of any contract, agreement or commitment listed in Section 4.13 of the Seller Disclosure Schedule. To the knowledge of any of the Partners and Seller's officers, there has occurred no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default by any other party to any such contract, agreement or commitment.

      4.14 Ownership of Real Property and Assets; Leases. Neither Seller nor the Seller Subsidiary owns any real property. Section 4.14(a) of the Seller Disclosure Schedule sets forth a true and complete list of all real property leased or operated by the Seller or the Seller Subsidiary as of the date hereof. Seller or the Seller Subsidiary, as the case may be, has good and marketable title to all assets and properties used in its respective business, whether real or personal, tangible or intangible, including, without limitation, the assets and properties reflected in its respective balance sheet as of September 30, 1998, or acquired subsequent thereto, subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet or (b) statutory liens for amounts not yet delinquent or which are being contested in good faith. Seller or the Seller Subsidiary, as the case may be, as lessee has the right under valid and existing leases to occupy, use, possess and control all property leased by the Seller or the Seller Subsidiary as presently occupied, used, possessed and controlled by the Seller or the Seller Subsidiary. Neither Seller nor the Seller Subsidiary is in default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute a default, under any leases pursuant to which the Seller or the Seller Subsidiary leases any real property, except for such defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by any such lease or would not result in a material liability to the Seller or the Seller Subsidiary which is not reflected on the consolidated balance sheet of the Seller dated as of September 30, 1998. All such leases constitute legal, valid and binding obligations of the Seller or the Seller Subsidiary and, to the knowledge of the Seller, the other party thereto, enforceable by the Seller or the Seller Subsidiary in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies. Section 4.14(a) of the Seller Disclosure Schedule sets forth the expiration date and renewal terms of each such lease. Neither Seller nor the Seller Subsidiary has received notice of, or made a claim with respect to, any breach or default under any leases pursuant to which the Seller or the Seller Subsidiary leases any real property. None of the leases to which the Seller or the Seller Subsidiary is a party, will terminate by reason of the Seller (a) entering into this Agreement or any of the other Transaction Documents or (b) consummating the transactions contemplated hereby or thereby.

      4.15 Reports. Since January 1, 1994, Seller and the Seller Subsidiary have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with any state or federal governmental agencies or authorities (all such reports and statements are collectively referred to herein as the "Seller Reports"). As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      4.16 Compliance with Applicable Laws. Each of Seller, the Seller Subsidiary, the Partners and the Associates holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its and their respective business and activities, and each of Seller, the Seller Subsidiary, the Partners and the Associates has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to Seller, the Seller Subsidiary, the Partners and the Associates, other than where such default or noncompliance will not result in, or create any reasonable probability of resulting in, a material limitation on the conduct of the business of Seller or the Seller Subsidiary, will not cause, or create any reasonable probability of causing, Seller, the Seller Subsidiary, the Partners or the Associates to incur any material financial penalty and will not otherwise result, or create any reasonable probability of resulting, with respect to Seller, in any Material Adverse Effect, and, except with respect to those matters for which Seller has provided Buyer information pursuant to Section 4.09 hereof, Seller has not received any notice of violation of, or commencement of any proceeding in connection with any such violation, and does not know of any violation of, any such law, statute, order, rule, regulation, policy or agreement which would have such a result.

      4.17 Insurance. Seller and the Seller Subsidiary are presently insured, and since December 31, 1993 have been insured, for reasonable amounts against such risks as companies engaged in a similar business in a similar location would, in accordance with good business practice, customarily be insured. Seller has delivered to the Buyer copies of policies relating to insurance maintained by the Seller or the Seller Subsidiary with respect to their properties and the conduct of their businesses.

      4.18 Labor. No work stoppage involving Seller or the Seller Subsidiary is pending or, to the best knowledge of Seller, threatened. Neither Seller nor the Seller Subsidiary is involved in, or, to the best knowledge of Seller, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which, if adversely decided, could result in a Material Adverse Effect with respect to Seller.

      4.19 Material Interests of Certain Persons. No officer, director, employee, or Partner of Seller or the Seller Subsidiary, as the case may be, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer, director, employee or Partner, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Seller or the Seller Subsidiary.

      4.20 Trademarks, Patents, Etc. Neither Seller nor the Seller Subsidiary has or uses any patents, trade names, service marks, trademarks or copyrights registered in its name. Seller does not have or use any common law trade names or trademarks or copyrights or any proprietary trade secrets, processes or know-how except for (i) the use by it of the names listed in Section 4.20 of the Seller

Disclosure Schedule, (ii) copyrights arising by operation of law in connection with brochures and other written material created by Seller and (iii) any customer lists of Seller or the Seller Subsidiary (the "Known Intellectual Property"). Except for off-the-shelf office systems programs or as described in
Section 4.20 of the Seller Disclosure Schedule, neither Seller nor the Seller Subsidiary is a party to any license agreement as licensor or licensee of any intellectual property. Seller has not granted to any other Person a license of any of the names listed in Section 4.20 of the Seller Disclosure Schedule or any derivation thereof. No claims have been asserted against Seller or the Seller Subsidiary, and to the Seller's knowledge no claims are pending, by any Person regarding the use or infringement by Seller or the Seller Subsidiary of any trademarks, patents, service marks, trade names, copyrights, trade secrets, know-how or processes or other intellectual property of any kind whatsoever, or challenging or questioning the validity or effectiveness of any license or agreement, and to the Seller's knowledge there is no basis for such claim. To the Seller's knowledge, the use by Seller or the Seller Subsidiary of the Known Intellectual Property does not infringe on the rights of any Person.

      4.21 Accounts Receivable. Except as specifically set forth in Section 4.21 of the Seller Disclosure Schedule, hereto, all accounts and notes receivable reflected on the Seller Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Seller Balance Sheet, have arisen in the ordinary course of business, represent valid obligations to Seller or the Seller Subsidiary and, subject only to an amount of bad debts reasonable in the industry and not materially different than Seller's past experience, have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms.

      4.22 Substantial Customers, Brokers and Suppliers; Expirations.

      (a) Section 4.22(a) of the Seller Disclosure Schedule lists the 25 customers of Seller with the highest amounts of premiums paid to Seller or paid directly to the applicable insurer during the period from January 1, 1998 until December 9, 1998, and the amount for which each such customer was invoiced during such period.

      (b) Section 4.22(b) of the Seller Disclosure Schedule lists the 25 insurance markets of Seller with the highest premium volume during the period from January 1, 1998 until December 9, 1998, and the amount which Seller paid to each insurance market during such period.

      (c) Section 4.22(c) of the Seller Disclosure Schedule lists the producing brokers for Seller during 1997 and the 9 month period ended September 30, 1998, and the production for such broker during each such period.

      (d) No customer, insurance market or broker listed in Sections 4.22(a),
(b), or (c) of the Seller Disclosure Schedule has ceased, or indicated to Seller an intention to cease, dealing with or through Seller, (ii) reduced, or indicated an intention to reduce, substantially its dealings with or through Seller, or (iii) changed, or indicated an intention to change, substantially the terms on which it is prepared to deal with or through Seller. To Seller's knowledge, all of the customers, insurance markets or brokers listed in Sections 4.22(a), (b), or (c) of the Seller Disclosure Schedule will continue to be customers, insurance markets or brokers of Seller after the Closing.

      (e) Except in the ordinary course of business, to Seller's knowledge, no policies of insurance in force for which the Seller receives commissions or other remuneration will be terminated before the stated expiration date or will not be renewed upon expiration.

      (f) Expirations on insurance policies on which Seller earns commissions are the sole property of Seller and not of any Partner, Associate, or other Employee, except for, (i) Expirations on insurance policies produced by sub-brokers, which policies, in 1997, accounted for 5.1% of Seller's gross commissions, and, for the nine months ended September 30, 1998, accounted for 6.1% of Seller's gross commissions and (ii) as of the date hereof, Expirations on policies produced by one Employee before he became employed by Seller, which policies account for less than 1% of Seller's gross commissions in 1998 to date, and which Expirations are retained by such Employee under an agreement consistent with Seller's customary policies for Employees who bring such business when they become employed by Seller, a copy of which agreement has been provided to Buyer.

      4.23 Discount Programs. Section 4.23 of the Seller Disclosure Schedule sets forth a description of each commission sharing arrangement, sub-brokerage arrangement or other promotion program (collectively, "Promotions") instituted by Seller and in effect prior to the Closing Date. The description of each Promotion includes a summary of all major terms thereof, including, without limitation, the amounts of the commissions shared or sub-brokerage fees, the period for which it is in effect and the services subject thereto. True and complete copies of each written contract relating to Promotions described in
Section 4.23 of the Seller Disclosure Schedule have been delivered to the Buyer prior to execution of this Agreement.

      4.24 Insurance Brokerage Activities.

      (a) No person other than the Partners, Associates or Employees is or has been authorized or permitted to place business on Seller's behalf.

      (b) No binder of insurance or other intimation of coverage has been issued or sent to any person by Seller or on its behalf unless and until the relevant risk has been properly bound and all binders of insurance and intimations of coverage on the part of Seller are complete and accurate in all material respects.

      (c) Section 4.24 of the Seller Disclosure Schedule sets out fully and accurately the policy of the Seller with respect to the commissions booked in its book of accounts and:

            (i) no commissions have been booked except in accordance with that policy;

            (ii) to Seller's knowledge, there are no facts or circumstances which might require reversal of commissions booked or return of commissions already collected, except in the normal course of business.

      (d) Seller has not paid insurance premiums, premium adjustments or other items on behalf of a client (whether or not funded by the client) except with the authority (express or implied) of the clients on whose behalf such payments purport to have been made.

      (e) To Seller's knowledge, Seller has not been party to the placement, directly or indirectly, of insurance which is:

            (i) unlawful; or

            (ii) a fictitious or sham transaction.

      (f) To Seller's knowledge, in the placement of insurance, Seller has not breached any duty owed to its clients including but not limited to the duty to make full disclosure of material facts to underwriters.

      (g) Except as set out in Section 4.24 of the Seller Disclosure Schedule, there are no arrangements whereby any part of any brokerage or commission payable to Seller by any insured is shared with the insured or any other third party.

      (h) To Seller's knowledge, except as set out in Section 4.24 of the Seller Disclosure Schedule, all insurance companies with which business has been placed by Seller are paying claims in the normal course and without undue delay.

      4.25 Year 2000. The only "mission-critical" computer system (as such term is commonly used in regulations and trade organization guidelines with respect to the Year 2000 Problem (as defined below)) owned or utilized by Seller in its business is the "INfinity System". Seller has scheduled an update to the INfinity System in January 1999. Seller has received written assurances from Delphi Product Development, the applicable third-party service provider with respect to the INfinity System, that upon adoption of the update referred to in the preceding sentence, the INfinity System will contain no deficiencies relating generally to formatting for entering dates (commonly referred to and referred herein as the "Year 2000 Problem") and that the INfinity System is in compliance with all regulations and trade organization guidelines concerning the Year 2000 Problem. To the best of Seller's knowledge, all of its other computer systems ("Non-Mission Critical Systems") are in compliance with all regulations and trade organization guidelines concerning the Year 2000 Problem, except where the failure to be compliant would not result in, with respect to Seller, any Material Adverse Effect. Seller is in the process of requesting written assurances from all applicable third-party service or equipment providers that its Non-Mission Critical Systems are in compliance with all regulations and trade organization guidelines concerning the Year 2000 Problem. Seller has delivered to Buyer copies of all correspondence between Seller and third-party service or equipment providers or licensors concerning Year 2000 Problem compliance. Except as set forth in Section 4.25 of the Seller Disclosure Schedule, and except for off-the-shelf office systems programs, Seller has no other contracts with, or commitments to, any third-party with respect to its computer systems. Seller is not aware of any inability on the part of any customer, insurance company or service provider with which Seller transacts business to timely remedy any deficiencies of its own in respect of the Year 2000 Problem.

      4.26 Prior Acquisitions. Except as set forth in the Seller Balance Sheet, the September 30, 1998 balance sheet or in Section 4.26 of the Seller Disclosure Schedule, no claims, amounts owed, liabilities (contingent or otherwise), encumbrances, legal proceedings or any other obligations of any kind are due or were incurred or outstanding in connection with any acquisitions made by Seller prior to the date of this Agreement.

      4.27 Seller Information. The information relating to the Seller and the Seller Subsidiary to be contained in any documents filed with any governmental agency in connection herewith, to the extent such information is provided in writing by Seller, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

      4.28 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Seller Disclosure Schedule, furnished to Buyer pursuant to the provisions hereof, to the best knowledge of Seller, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading or, in the case of Seller's and the Seller Subsidiary's financial statements, to present fairly the assets, liabilities and partners' accounts of Seller and its business and expenses, changes in partners' accounts and cash flows. To the best knowledge of Seller, all information material to Buyer's interest in the Merger, or which is necessary to make Seller's representations and warranties herein contained not misleading, has been disclosed to Buyer.

      4.29 Financing. Section 4.29 of the Seller Disclosure Schedule lists each of the financing arrangements, including subordinated loans and promissory notes to or investments in Seller to which Seller is currently a party, including maturity date, original principal amount, interest rate and amount outstanding. Seller is not a party to any financing arrangement that will accelerate or terminate by reason of Seller (i) entering into this Agreement or any of the Transaction Documents or (ii) consummating the transactions contemplated hereby and thereby, including the Merger.

ARTICLE V

COVENANTS OF THE PARTIES

      5.01 Conduct of the Business of Seller. During the period from the date of this Agreement to the earlier of the Effective Time or the date of termination of this Agreement, and except as provided in Section 5.13 hereof or as may be required or specifically permitted pursuant to this Agreement, Seller:

      (a) shall, and shall cause the Seller Subsidiary to, conduct its business and engage in transactions only in the ordinary and usual course of business consistent with past practices, which shall include without limitation (i) refraining from any of the activities described in Section 5.01(b) below and
(ii) not entering into any material transactions except in the ordinary and usual course of business consistent with past practices, and (iii) complying with the following covenants:

            (A) maintaining its partnership or corporate existence, as the case may be, and good standing, except where any failure to maintain such good standing does not or would not have a Material Adverse Effect on the Seller;

            (B) using all reasonable efforts to maintain in full force and effect insurance generally comparable in amount and in scope of coverage to that now maintained by it;

            (C) complying with and performing in all material respects its obligations and duties (y) under contracts, leases and documents relating to or affecting its assets, properties and business and (z) imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities, judicial orders, judgments, decrees and similar determinations; and

            (D) using all reasonable efforts and cause the Seller Subsidiary to use all reasonable efforts to (x) preserve intact its business organization and the goodwill of those having business relationships with the Seller or the Seller Subsidiary, (y) keep available the services of its officers and employees as a group and (z) maintain satisfactory relationships with customers, insurance markets and brokers and others having business relationships with it;

      (b) shall not and shall not permit the Seller Subsidiary to, without the prior written consent of Buyer:

            (i) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its business consistent with past practices;

            (ii) except in the ordinary, regular and usual course of business consistent with past practices, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of, any of its assets;

            (iii) relocate, or file any necessary application to open, close, relocate, any office;

            (iv) terminate, or give any notice (written or verbal) to customers or governmental authorities or agencies to terminate, the operations of any office or insurance brokerage or agency contract;

            (v) waive any material right, whether in equity or at law, that it has with respect to any asset except in the ordinary, regular and usual course of business consistent with past practice; or

            (vi) terminate, or give any notice (written or verbal) to governmental authorities or agencies to terminate, fail to renew, or allow to expire, any license.

      (c) shall, at Buyer's request and expense, use its best efforts to cooperate with Buyer with respect to preparation for the acquisition of Seller by Buyer, and Seller shall confer on a regular and frequent basis with one or more representatives of Buyer to report on operational and related matters;

      (d) shall promptly notify Buyer of any emergency or other change in the normal course of its or the Seller Subsidiary's businesses or in the operation of its or the Seller Subsidiary's properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the assets, properties, liabilities, business, operations, results of operations, financial condition or prospects of Seller;

      (e) shall not make any distributions in respect of the partnership interests of Seller except (i) distributions of 1998 Income (A) at the beginning of January 1999, equal to one-twelfth of eighty-five percent (85%) of Seller's estimated 1998 Income and (B) when the amount is finally determined, of the remaining undistributed amount of Seller's actual 1998 Income; and (ii) distributions of 1999 Income at the beginning of each month before the Closing, in an amount equal to a pro rata portion (estimated based on the number of months before the then-anticipated Closing Date) of Seller's then-estimated 1999 Income (for which purpose, "Income" shall mean Seller's income from operations plus profit-sharing commissions received, as determined in accordance with Seller's normal accounting methods consistent with past practice);

      (f) except as expressly provided for in this Agreement, shall not adopt or amend (other than amendments required by applicable law or amendments that reduce amounts payable by it) in any material respect any Seller Pension Plan, any Seller Benefit Plan or any Seller Other Plan or enter into any employment (other than at-will employment in the ordinary course), severance or similar contract with any person (including, without limitation, contracts with management which might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing agreements, plans or contracts to grant any raise or bonus or otherwise increase any amounts payable thereunder or benefits provided thereunder, or grant or permit any increase in compensation to its employees as a class except as disclosed in
Section 5.01 of the Seller Disclosure Schedule;

      (g) shall not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Merger), any acquisition of a material amount of assets or securities or assumption of liabilities, any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary and usual course of business and consistent with past practices;

      (h) shall not propose or adopt amendments to its limited liability partnership registration or Partnership Agreement or the Seller Subsidiary's articles of organization or by-laws;

      (i) (A) shall not admit any new partner, and (B) shall not permit the Seller Subsidiary to, issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock, or securities convertible into or exercisable for shares of its capital stock, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it exists on the date hereof;

      (j) shall not, and shall not permit the Seller Subsidiary to, grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any partnership interest or shares of its capital stock, respectively;

      (k) shall not purchase, redeem or otherwise acquire any partnership interest other than pursuant to the arrangements described in Section 4.02(a) of the Seller Disclosure Schedule, and shall not permit the Seller Subsidiary to, purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

      (l) shall not, and shall not permit the Seller Subsidiary to, impose, or suffer the imposition, on any partnership interest or share of capital stock held by it of any material lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist;

      (m) shall not, and shall not permit the Seller Subsidiary to, incur any additional debt obligation or other obligation for borrowed money, or to guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary, regular and usual course of business consistent with past practices;

      (n) shall not, and shall not permit the Seller Subsidiary to, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary, regular and usual course of business consistent with past practices, and, in all cases, Seller agrees to obtain Buyer's prior consent with respect to capital expenditures that individually exceed $50,000 or cumulatively exceed $100,000;

      (o) shall not change its methods of accounting in effect at December 31, 1997, except as may be required by changes in applicable accounting policies as concurred in by Seller's independent auditors, and Seller shall not change its fiscal year;

      (p) shall file all reports, applications and other documents required to be filed by it with any governmental agency or authority between the date of this Agreement and the Effective Time and shall furnish to Buyer copies of all such reports promptly after the same are filed;

      (q) shall not, except as expressly contemplated hereby, enter into any contract with any Affiliate;

      (r) shall not, and shall not permit the Seller Subsidiary to, except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any changes in any of its material contracts, other than renewals of contracts for less than a two (2) year period and, subject to the provisions of Section 5.13 hereof, changes to leases not constituting a material adverse change of terms;

      (s) shall not agree, in writing or otherwise, to take any of the actions that are described above in this Section 5.01 as prohibited hereunder or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or would otherwise violate any of its other agreements or commitments contained in this Agreement in any material respect;

      (t) shall use its best efforts to adopt the update of the INfinity System referred to in Section 4.25 hereof and to continue to seek assurances from all third-party service providers, customers and Insurance Companies with whom Seller places insurance that Seller's and such third party's computer systems are Year 2000 compliant, as applicable. Seller shall promptly deliver to Buyer copies of all correspondence between Seller and such third-parties regarding the Year 2000 Problem.

      5.02 Access to Properties and Records; Confidentiality.

      (a) Except as provided below, once a public announcement of this Agreement has been made, Seller shall permit Buyer access to its and the Seller Subsidiary's properties during normal business hours upon reasonable prior notice, and shall disclose and make available to Buyer all Records, including all books, papers and records relating to the assets, partnership interests, stock ownership, properties, operations, obligations and liabilities of Seller and the Seller Subsidiary, including, but not limited to, all books of account (including the general ledger), tax records, minute books of Partners', directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Buyer may reasonably have an interest in light of the transactions contemplated hereby. Seller shall use best efforts to make arrangements with each third party provider of services to Seller or the Seller Subsidiary to permit Buyer reasonable access to all of Seller's and the Seller Subsidiary's Records held by each such third party. Buyer shall permit Seller reasonable access during normal business hours upon reasonable prior notice to such properties and records of Buyer in which Seller may reasonably have an interest in light of the transactions contemplated hereby. Neither Buyer nor Seller shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement or, in the event of any litigation or threatened litigation between the parties over the terms of this Agreement where access to information may be adverse to the interests of such party. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      (b) All Confidential Information, as such term is defined further below, furnished by each party hereto to the other or to any of its affiliates or to any of its or any of its affiliates' directors, officers, employees, or representatives or agents (such persons being referred to herein as "Representatives"), shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby, and, if such transactions shall not occur, the party receiving the information or any of its affiliates or Representatives, as the case may be, shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information for the period hereinafter referred to, and shall not directly or indirectly at any time use such information for any competitive or other commercial purpose; provided, however, that Buyer and its affiliates shall be permitted to retain and share with their regulators, examiners and auditors (only to the extent Buyer is required to disclose such information, and, provided, that such parties are informed of the confidential nature thereof and if appropriate directed to treat such information confidentially) such materials, files and information relating to or constituting Buyer's or any of its affiliates' or Representatives' work product, presentations or evaluation materials as any such party deems reasonably necessary or advisable in connection with auditing or examination purposes. The obligation to keep such information confidential shall continue for two years from the date this Agreement is terminated. In the event that either party or any of its affiliates or Representatives is requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceeding (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Confidential Information, the party or its affiliate or its Representative so requested or required will directly or through the party or such affiliate or Representative, if practicable and legally permitted, prior to providing such information, provide the other party with notice of each such request or requirement so that the other party may seek an appropriate protective order or other remedy or, if appropriate, waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the party or affiliate or Representative so requested or required is, in the written opinion of its counsel, legally required to disclose Confidential Information to any tribunal, governmental or regulatory authority, or similar body, the party or affiliate or Representative so required may disclose that portion of the Confidential Information which it is advised in writing by such counsel it is legally required to so disclose to such tribunal or authority or similar body without liability to the other party hereto for such disclosure. The parties and their affiliates and Representatives will exercise reasonable efforts, at the expense of the party who disclosed such Confidential Information to the other party, to obtain assurance that confidential treatment will be accorded the information so disclosed.

      As used in this Section 5.02(b), "Confidential Information" means all data, reports, interpretations, forecasts and records (whether in written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the disclosing party or its affiliates which is not available to the general public and which the disclosing party or any affiliate or any of their respective Representatives provides or has previously provided to the receiving party or to the receiving party's affiliates or Representatives at any time in connection with the transactions contemplated by this

Agreement, including but not limited to any information obtained by meeting with Representatives of the disclosing party or its affiliates, together with summaries, analyses, extracts, compilations, studies, personal notes or other documents or records, whether prepared by the receiving party or others, which contain or otherwise reflect such information. Notwithstanding the foregoing, the following information will not constitute "Confidential Information": (i) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any affiliate or Representative of the receiving party, (ii) information that the receiving party can demonstrate was previously known to it or its affiliates or Representatives on a nonconfidential basis prior to its disclosure by the disclosing party, its affiliates or Representatives, (iii) information that became or becomes available to the receiving party or any affiliate or Representative thereof on a nonconfidential basis from a source other than the disclosing party or any affiliate or Representatives of the disclosing party, provided that such source is not known by the disclosing party or its affiliates or Representatives to be subject to any confidentiality agreement or other legal restriction on disclosing such information or (iv) information that the receiving party can demonstrate has been independently acquired or developed by it or its affiliates or Representatives without violating the obligations of this Section 5.02(b).

      5.03 No Solicitation. Unless and until this Agreement shall have been properly terminated by either party pursuant to Section 8.01 hereof, neither Seller nor the Seller Subsidiary shall (and Seller shall use its best efforts to cause the Partners and Seller's officers, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer and its affiliates or representatives) concerning any merger, tender offer, sale of assets, sale of shares of partnership interests, capital stock or debt securities or similar transaction involving Seller or the Seller Subsidiary (an "Acquisition Transaction"). Seller will immediately communicate to Buyer the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within twenty-four (24) hours of Seller's receipt of any such proposal or inquiry) or its receipt of any request for information from any governmental agency or authority with respect to a proposed Acquisition Transaction.

      5.04 Consents. Each of Seller and Buyer will cooperate with the other and use all reasonable efforts to, as promptly as practicable, prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of governmental agencies and authorities and nongovernmental third parties, including but not limited to, consents of Insurance Companies, which are necessary or appropriate to consummate the transactions contemplated by this Agreement.

      5.05 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Buyer and Seller shall use reasonable efforts to take all such necessary action.

      5.06 Seller Disclosure Supplements. From time to time prior to the Effective Time, and in any event on the date which is three (3) days prior to the Closing Date, Seller will promptly supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in the Seller Disclosure Schedule which has become inaccurate. No supplement or amendment to the Seller Disclosure Schedules pursuant to this Section 5.07 shall have any effect for the purpose of determining Seller's satisfaction of any of the conditions set forth in Section
6.02 hereof.

      5.07 Public Announcements. Except as otherwise required by law or the rules of Nasdaq, Seller and Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby.

      5.08 Post-Closing Governance. From the Effective Time and for a period of at least two years thereafter, the Board of Directors of the Surviving Entity shall consist of six (6) members, including, in addition to three (3) individuals designated by Buyer (initially the three (3) persons who are serving as directors of the Acquisition Subsidiary immediately prior to the Effective
Time), three (3) individuals designated by the Partners, who are either (a) Partners or (b) other persons designated by the Partners and approved by Buyer in its reasonable judgment prior to the Effective Time, each to hold office in accordance with the certificate of formation and operating agreement of Acquisition Subsidiary as then in effect.

      5.09 Acquisition Subsidiary. On or prior to the Closing Date, Buyer and the Acquisition Subsidiary shall adopt an operating agreement which, in general, shall provide for a Board of Directors which shall have the same power and authority with respect to the Acquisition Subsidiary as may be exercised pursuant to the Delaware Corporation Law by a board of directors of a corporation incorporated in Delaware in the absence of any restriction on such power and authority in the certificate of incorporation or bylaws of such corporation. The operating agreement of the Acquisition Subsidiary shall also contain standard indemnification and exculpation provisions for directors and officers of the Acquisition Subsidiary, subject to applicable federal or state laws and regulations governing Buyer or any of its Affiliates.

      5.10 Employment and Benefit Matters.

      (a) From and after the Effective Time, Buyer shall either continue in effect the Seller Pension Plans, Seller Benefit Plans, and Seller Other Plans or shall permit each Partner and Employee who remains employed by the Surviving Entity to participate in substitute plans maintained by Buyer for its employees provided that, (i) with respect to the pension plan maintained by Buyer for its employees, such pension plan has benefits no less favorable in the aggregate than the Seller Pension Plan, and (ii) with respect to such other plans of Buyer other than Buyer's pension plan, such plans in the aggregate have benefits no less favorable than the benefits currently provided under the Seller Benefit Plans and Seller Other Plans. In the event that any Partner or Employee becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed to by the Buyer or its affiliates (a "Transferred Employee"), Buyer shall cause such plan, program or arrangement to treat the prior service of such Transferred Employee with Seller or the Seller Subsidiary as service rendered to Buyer or its affiliate, as the case may be, for purposes of eligibility to participate, vesting and eligibility for special benefits under such plan, program or arrangement of Buyer, but not for purposes of benefit accrual (including minimum pension amount) or benefit payment, early retirement subsidies, minimum pension benefits or post-retirement welfare benefits under any pension benefit plan or welfare plan of Buyer extended to Employees or Transferred Employees, and all preexisting conditions to which any such Employees or Transferred Employees are subject shall be waived under the welfare plans of the Buyer and its subsidiaries. Buyer agrees to provide Employees and Transferred Employees with the types and levels of employee benefits maintained by Buyer for similarly situated employees of the Buyer.

      (b) After the Effective Time, the Surviving Entity shall assume the indemnification obligations to Partners currently set forth in the last paragraph of Section 17 of the Partnership Agreement with respect to acts and omissions taken prior to the Effective Time by such Partners, but only to the extent permitted by federal and state law and regulations and excepting any matter as to which Buyer is entitled to indemnification under Article IX hereof, regardless of any limitation on indemnification set forth in Article IX hereof.

      (c) All existing Non-Piracy Agreements executed and delivered by Seller and Associates, Employees or other Persons, other than Partners, prior to the Closing Date shall remain in full force and effect unchanged after the Closing Date.

      5.11 Maintenance of Records. Through the Effective Time, Seller will maintain the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. Buyer may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by Buyer or Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period. From and after the Effective Time, Buyer shall be solely responsible for continuing maintenance of such Records.

      5.12 Leases. Seller shall consult with Buyer before renewing or extending any material lease of an office or other material lease of Seller or the Seller Subsidiary for real property or relating to furniture, fixtures or equipment that is currently in effect but that would otherwise expire on or prior to the Effective Time. Neither Seller nor the Seller Subsidiary shall cancel, terminate or take other action that is likely to result in any cancellation or termination of any such material lease without first consulting with Buyer.

      5.13 Retired Partners. On or prior to the Closing Date, Seller shall satisfy all obligations of Seller to Retired Partners and any other Person described in Section 4.02(a)(i) of the Seller Disclosure Schedule under the Partnership Agreement; provided, that Seller shall be permitted to satisfy all obligations of Seller to Retired Partners or any other Person described in
Section 4.02(a)(i) of the Seller Disclosure Schedule under the Partnership Agreement by directing Buyer to pay an applicable portion of the Purchase Price to such Retired Partner or such other Person described in Section 4.02(a)(i) of the Seller Disclosure Schedule on the Closing Date. Seller and the Partners represent and warrant to Buyer that the payment of that portion of the Purchase Price which Seller shall direct Buyer to pay to the Retired Partners and any other Person described in Section 4.02(a)(i) of the Seller Disclosure Schedule under the foregoing sentence, together with any other payments to be made as of the Closing Date, shall satisfy all obligations of Seller and the Partners to the Retired Partners and such other Persons described in Section 4.02(a)(i) of the Seller Disclosure Schedule under the Partnership Agreement. On or prior to the Closing Date, Seller and the Partners shall use their best efforts to obtain a release from all Retired Partners and any other Person described in Section 4.02(a)(i) of the Seller Disclosure Schedule, in a form reasonably acceptable to Buyer, pursuant to which each such Retired Partner or Person shall release Seller and Buyer from any and all claims which such Retired Partner or Person may have under the Partnership Agreement.

      5.14 Obligations of Partners. On or prior to the Closing Date, all obligations and indebtedness of the Partners to Seller under the Partnership Agreement or otherwise, including without limitation, all obligations to make capital contributions, shall have been repaid and satisfied in full, for which purpose such Partners may direct Buyer to pay an applicable portion of the Purchase Price to Seller, and no Partner shall thereafter have any remaining obligation or liability to Seller outstanding as of the Closing Date.

      5.15 Deferred Service Revenue. At the Closing, immediately prior to the Effective Time, Seller shall assign and transfer to the Acquisition Subsidiary, cash, accounts receivables and/ or other assets of Seller having an aggregate value equal to the amount of deferred service revenue (as described below) as of such date (the "Deferred Service Assets"), in consideration for the agreement of Acquisition Subsidiary to assume Seller's obligation to perform all of the services with respect to which Seller has, in the ordinary course of business, recorded "deferred service revenue" on its "Statements of Assets and Liabilities and Partners' Accounts" as in effect on the Closing Date. Such assignment and assumption shall be effective by the delivery (a) by Seller of a bill of sale and such other instruments of assignment as Buyer shall reasonably request and
(b) by Acquisition Subsidiary of such instruments of assumption as Seller shall reasonably request.

      5.16 Distribution of 1999 Partnership Income. Promptly after the Closing Date, the Board of Directors of the Surviving Entity shall cause an accounting to be made of Seller's partnership Income (as that term is defined in Section 5.01(e) hereof) for the period from January 1, 1999 through the Closing Date, and shall provide prompt written notice to the Partners of such determination, together with all back-up materials used by the Surviving Entity in preparing the determination. For purposes of this determination, "deferred service revenue" reflected in Seller's Statements of Assets and Liabilities and Partners' Accounts shall be included in income and the amount of cash and other assets assigned and transferred to Acquisition Subsidiary pursuant to Section 5.15 shall be deducted as an expense. The Partners shall have ten (10) days from delivery of the written notice of determination pursuant to this Section 5.16 to object to such determination; provided, that such objection shall be set forth in a written notice signed by 70% in interest of the Partners (determined pursuant to Schedule 1 hereto). In the event of such objection, the Partners and Seller shall use reasonable efforts to resolve in good faith all of the Partners' objections to the determination. In the event that, after the expiration of the twenty (20) day period following delivery by the Partners of the written notice of objection to Seller, the parties shall not have resolved the objection, such objection shall be submitted to binding arbitration in Boston, Massachusetts with each party sharing equally the costs of the arbitration. When the determination becomes final (either because it is not so challenged or as a result of the arbitrator's decision), the Surviving Entity shall distribute to the Partners and the Retired Partners in accordance with instructions given by the Partners hereunder, each Partner's and Retired Partner's proportionate share of the difference between (i) the determination of partnership Income for the period from January 1, 1999 until the Closing Date, minus (ii) distributions of 1999 Income prior to the Closing Date pursuant to Section 5.01(e)(ii) hereof.

ARTICLE VI

CLOSING CONDITIONS

      6.01 Conditions to Each Party's Obligations. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived, except as provided for below:

      (a) Governmental Consents. All authorizations, consents, orders or approvals of, declarations or filings with or notices to, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency, which are necessary for the consummation of the Merger, shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings, notices and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect, except any Requisite Regulatory Approval the failure of which to obtain will not have a Material Adverse Effect on Buyer, the Surviving Entity or the transactions contemplated hereby.

      (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

      6.02 Conditions to the Obligations of Buyer. The obligations of Buyer under this Agreement shall be further subject to the satisfaction or waiver by Buyer, at or prior to the Effective Time, of the following conditions:

      (a) Absence of Material Adverse Changes. There shall not have occurred any change in the assets, properties, liabilities, business, operations, results of operations, financial condition or prospects of Seller or the Seller Subsidiary which constitutes, individually or in the aggregate, a Material Adverse Effect on Seller.

      (b) Representations and Warranties; Performance of Obligations. The obligations of Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and Buyer shall have received a certificate to that effect signed on behalf of Seller by two members of the Executive Committee of Seller.

      (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of or notices to all nongovernmental and nonregulatory third parties which are necessary in connection with the consummation of the Merger and are required to be received, obtained or made by Seller, including without limitation all such permits, consents, waivers, clearances, approvals, authorizations and notices disclosed in Section 4.04 of the Seller Disclosure Schedule, shall have been so received, obtained or made and shall be in full force and effect.

      (d) Employment Agreements. The Employment Agreements shall be in full force and effect.

      (e) Obligations to Retired Partners. Except as otherwise provided in
Section 5.13 hereof, all obligations of Seller to Retired Partners and any other Person whether or not described in Section 4.02(a)(i) of the Seller Disclosure Schedule under the Partnership Agreement shall be satisfied.

      (f) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or Buyer, by any federal or state governmental agency or authority which, in connection with the granting of any Requisite Regulatory Approval, imposes any condition or restriction upon Buyer, any Buyer subsidiary or Seller after the Merger, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable in the reasonable judgment of Buyer the consummation of the Merger.

      (g) Legal Opinion. Buyer shall have received a legal opinion, dated the Closing Date, of Palmer & Dodge LLP, counsel for Seller, containing the opinions set forth in Exhibit B attached hereto, together with customary qualifications and exceptions in a form reasonably acceptable to Buyer.

      (h) [*]

      In addition to the foregoing, Seller will furnish Buyer with such additional certificates, instruments or other documents in the name or on behalf of Seller, executed by appropriate officers or



*confidential treatment requested
others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.02 as Buyer may reasonably request.

      6.03 Conditions to the Obligations of Seller. The obligations of Seller under this Agreement shall be further subject to the satisfaction or waiver by Seller, at or prior to the Effective Time, of the following conditions:

      (a) Absence of Material Adverse Changes. There shall not have occurred any change in the assets, properties, liabilities, business, operations, results of operations, financial condition or prospects of Buyer or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

      (b) Representations and Warranties; Performance of Obligations. The obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and Seller shall have received a certificate to that effect signed by the vice chairman and chief financial officer of Buyer or such other appropriate officer(s) of Buyer.

      (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of or notices to all nongovernmental and nonregulatory third parties which are necessary in connection with the consummation of the Merger and are required to be received, obtained or made by Buyer shall have been so received, obtained or made and shall be in full force and effect.

      (d) Legal Opinion. Seller shall have received a legal opinion dated the Closing Date, of Eric R. Fischer, Executive Vice President, General Counsel and Clerk to Buyer, and Bingham Dana LLP, counsel for Buyer and the Acquisition Subsidiary, containing the opinions set forth in Exhibit C attached hereto, together such customary qualifications and exceptions in forms reasonably acceptable to Seller.

      (e) Employment Agreements. The Employment Agreements shall be in full force and effect.

      (f) Transfer of Deferred Service Revenue. The transfer of the deferred service revenue described in Section 5.15 hereof shall have been consummated, or Buyer and Seller shall have made alternative arrangements which in the reasonable opinion of the Partners will achieve the economic and tax results contemplated by the transfer of the deferred services revenue pursuant to
Section 5.15 hereof.

      In addition to the foregoing, Buyer will furnish Seller with such additional certificates, instruments or other documents in the name or on behalf of Buyer, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.03 as Seller may reasonably request.

ARTICLE VII

CLOSING

      7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the Boston, Massachusetts offices of Bingham Dana LLP at 10:00 A.M., local time, on the first business day after the date on which all of the conditions contained in Article VI are satisfied or waived; or at such other place, at such other time, or on such other date as Seller and Buyer may mutually agree upon for the Closing to take place.

      7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to Seller and Buyer, the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time in accordance with the following provisions:

      (a) by mutual written consent of Seller and Buyer authorized by their Partners or Boards of Directors as the case may be;

      (b) by Seller or Buyer if the Effective Time shall not have occurred on or prior to June 30, 1999 (the "Termination Date"); provided, however, that in the event the delay is caused by Seller or due to Seller's failure to promptly produce information required for any regulatory or governmental approval, as required by Section 5.04 hereof, or Seller's failure to otherwise fulfill its obligations to consummate the transactions, including the Merger, contemplated hereby, the Termination Date shall be extended until September 30, 1999 or such later date as shall have been agreed to in writing by Buyer and Seller;

      (c) by Buyer or Seller if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or Injunction enjoining, denying approval of, or otherwise prohibiting the consummation of the Merger and the time for appeal or petition for reconsideration of such order or Injunction shall have expired without such appeal or petition being granted; or

      (d) by the Buyer or the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach;

      (e) By the Board of Directors of Buyer or the Representatives of Seller (provided that the terminating party is not then in breach of any representation or warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 8.01(b) of this Agreement.

      8.02 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided above, this Agreement shall forthwith become null and void (other than Sections 5.02(b) and 10.02 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of Seller or Buyer or their respective officers or directors to the other, except (i) any liability of Seller or Buyer under said Sections 5.02(b) and 10.02, provided that, nothing contained herein shall relieve a party from liability for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the nonbreaching party caused by a willful breach or default hereunder occurring prior to such termination.

      8.03 Amendment, Extension and Waiver. Subject to applicable law and as may be authorized by the Boards of Directors of the Buyer and the Partners of Seller, at any time prior to the consummation of the transactions contemplated by this Agreement or termination of this Agreement in accordance with the provisions of Section 8.01 hereof, Buyer and Seller may, (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section 6.01) hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller hereto. Any agreement on the part of Buyer or Seller hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.



ARTICLE IX

INDEMNIFICATION

      9.01 Claim Period; Survival. Any claim for a breach of any representation, warranty, covenant or other agreement contained in or incorporated into this Agreement referred to below must be made within the following periods:

            (a) with respect to the matters addressed in Sections 4.02(a) and
Section 5.13 hereof, [*];

            (b) with respect to the matters addressed in Section 4.10 hereof, [*]; and

            (c) with respect to all other representations, warranties, covenants and agreements made by the Seller or the Partners contained in or incorporated into this Agreement or in any certificate delivered pursuant hereto, [*] after the later of (i) the Closing Date or (ii) with respect to any breach of covenant, the date such covenant was required to be performed. The representations, warranties, covenants and agreements of the Seller and the Partners contained in or referred to in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing Date and continue for the periods during which claims may be made as set forth above; provided, however, that covenants of the Seller or Partners referred to in the proviso of Section
10.10 shall survive as stated therein.

      9.02 Terms of Indemnification. Subject to Section 9.05 below, the Partners agree to indemnify, jointly and severally, Buyer (and its directors, officers, agents and employees) against, and each of them agrees to protect, to defend and to hold harmless the Buyer (and its directors, officers, agents and employees) from all Damages (as such term is defined in Section 9.04 below) arising out of or resulting from any inaccuracy in, or breach of, any of the representations, warranties, covenants or other agreements of the Seller or the Partners contained in or incorporated into this Agreement or in any certificate or instrument delivered in connection herewith (with any representations, warranties, covenants and other agreements of Seller being deemed to be of the Partners for purposes of this indemnification), which inaccuracy or breach is asserted and a claim for indemnification with respect thereto is made within the applicable survival period set forth in Section 9.01 above. In addition, the Partners agree that they will indemnify and hold Buyer and its Affiliates, officers, directors and employees harmless from all Damages incurred by Buyer resulting from, arising out of, or in connection with, any claim of a Retired Partner or any other Person whether or not described in Section 4.02(a)(i) of the Seller Disclosure Schedule with respect to unsatisfied obligations of Seller to such Persons under the Partnership Agreement.

      9.03 Procedures. In any case under this Agreement where the Partners have indemnified the Buyer against any claim or legal action, indemnification shall be provided in accordance with the procedure outlined below:

      (a) Provided that prompt notice is given by the Buyer of a claim or suit for which indemnification might be claimed, unless the failure to provide such notice does not prejudice the interests



*confidential treatment requested
of the Partners, the Partners promptly will defend, contest, or otherwise protect against any such claim or suit at their own cost and expense.

      (b) The Buyer may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the Partners shall be entitled to control the defense unless the Buyer has relieved the Partners from liability with respect to the particular matter, provided that the Partners may only settle or compromise the matter subject to indemnification without the consent of the Buyer if such settlement includes a complete release of the Buyer as to the matters in dispute and provided further that Buyer will not unreasonably withhold consent to any settlement or compromise that requires its consent.

      (c) In the event the Partners fail to timely defend, contest, or otherwise protect against any such claim or suit, the Buyer may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Partners, jointly and severally, including reasonable attorneys' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the Partners undertake the defense of such matter, the Buyer shall not be entitled to recover from the Partners for its costs incurred in the defense thereof other than the reasonable costs of investigation undertaken by the Buyer and reasonable costs of providing assistance.

      (d) The Buyer shall cooperate and provide such assistance as the Partners may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Partners may pay or be required to pay by way of indemnification hereunder. The Buyer shall be required to file a claim with its insurers as to any matter subject to indemnification that is covered by insurance; provided, however, that neither the filing of any such claim nor the insurer's rejection thereof in whole or in part shall be a condition to the Partners' obligations under this Article IX. The Buyer shall protect its position with respect to any matter that may be the subject of indemnification hereunder in the same manner as it would any similar matter where no indemnification is available.

      9.04 Damages. As used in this Article IX, the term "Damages" means any and all losses, claims, damages, liabilities, obligations, judgments, settlements, awards, demands, offsets, defenses, counterclaims, actions or proceedings, reasonable out-of-pocket costs, expenses and attorneys' fees (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing a party's right of indemnification against any indemnitor or with respect to any appeal) and penalties and interest, if any, but shall not include any such amounts for which the Buyer or Surviving Entity receives payment from a third party (including insurers). Any insurance proceeds received by the Buyer with respect to any matter that has been the subject of any prior indemnification payment(s) by the Partners shall be promptly remitted to the Partners up to the aggregate amount of such prior indemnification payment(s).

      9.05 Maximum Indemnification; Threshold; Caps; Exception.

      (a) The maximum liability of the Partners to Buyer under this Article IX (except for claims with respect to the representations, warranties, covenants and agreements set forth in Section 5.13 hereof, for which there shall be no maximum liability) shall be [*] (the "Cap"); provided, however, that the maximum liability of any individual Partner to Buyer under this Article IX (except for claims with respect to the representations, warranties, covenants and agreements set forth in Section 5.13 hereof for which there shall be no maximum liability) shall be [*];

      (b) Buyer shall not be entitled to any indemnification with respect to representations, warranties, covenants and agreements referred to in Section 9.01(c) of this Article IX (except for claims with respect to the representations, warranties, covenants and agreements set forth in Section 5.13 hereof, for which there shall be no deductible) unless and only to the extent that the aggregate Damages to the Buyer and its affiliates (without duplication) exceed [*] (the "Aggregate Deductible") and provided further (i) for claims and actions (except for claims and actions with respect to the representations, warranties, covenants and agreements set forth in Section 5.13 hereof, for which there shall be no limitation) arising within one year of the Closing Date, the Partners shall be liable for the full amount by



*confidential treatment requested
which such Damages exceed the Aggregate Deductible up to the amount of the Cap,
(ii) for claims and actions (except for claims and actions with respect to the representations, warranties, covenants and agreements set forth in Section 5.13 hereof, for which there shall be no limitation) [*] of the Closing Date, the Partners shall be liable for the full amount by which such Damages exceed the Aggregate Deductible but only up to the aggregate amount of [*] of the Cap, and
(iii) for claims and actions (except for claims and actions with respect to the representations, warranties, covenants and agreements set forth in Section 5.13 hereof, for which there shall be no limitation) arising after [*] but within [*] of the Closing Date, the Partners shall be liable for the full amount by which such Damages exceed the Aggregate Deductible but only up to the aggregate amount of [*] of the Cap, and

      (c) Notwithstanding any other provision of this Agreement, if the Damages for which indemnification is sought arise out of an inaccuracy or breach which was known to be inaccurate at the time made or deemed to be made or, with respect to a breach of a covenant, was willful at the time performed or to be performed, then there shall be no limitation on the amount of Damages that may be recovered from the Partners hereunder.

ARTICLE X

MISCELLANEOUS

      10.01 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

      10.02 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

           (a) If to Seller, to:

Brewer & Lord LLP
600 Longwater Avenue
Norwell, Massachusetts
Attention: Richard A. Hubbard

           Copy to:

Palmer & Dodge LLP
One Beacon Street
Boston, Massachusetts  02108
Attention: Matthew C. Dallett, Esq.

           (b) If to Buyer, to:

USTrust
30 Court Street
Boston, Massachusetts 02109
Attention: Neal F. Finnegan
           Chairman and Chief Executive Officer

           and to:

USTrust


*confidential treatment requested

30 Court Street
Boston, Massachusetts 02109
Attention: Eric R. Fischer, Esq.
           Executive Vice President, General Counsel and Secretary

           Copy to:

Bingham Dana LLP
150 Federal Street
Boston, Massachusetts 02110
Attention: Neal J. Curtin, Esq.
           and Stephen H. Faberman, Esq.

and if to any of the Partner, to the address listed under such Partner's name on the signature pages hereto, with a copy to Palmer & Dodge LLP as provided above, or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

      10.03 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

      10.04 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, including the Plan of Merger, contains the entire agreement and understanding of the parties with respect to its subject matter. Except as set forth in the Plan of Merger or in the Seller Disclosure Schedule, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, including without limitation the Confidentiality Agreement, with respect to its subject matter.

      10.05 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed to be an original and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties.

      10.06 Governing Law. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

      10.07 Captions. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.08 Effect of Investigations. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation, subject, however, to Article IX and Section 10.10 hereof.

      10.9 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

      10.10 Survival of Representations, Warranties and Covenants. Except as otherwise specifically provided in this Agreement or in such other agreements, all representations, warranties, covenants and other agreements contained in or referred to in this Agreement or in any certificate delivered pursuant hereto shall not survive the Closing; provided, however, the covenants contained or referred to in Sections 5.08, 5.09, 5.10, and 5.11 shall survive for 18 months after the last date on which such covenant or agreement was required to be performed and the covenants contained or referred to in Section 5.13 and 5.14 shall survive the Closing Date indefinitely.

      10.11 Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

      10.12 Partners' Representative. Each of the Partners hereby designates Richard A. Hubbard, Roger B. Wilson and William R. Plumer as the representatives (as such, the "Representatives") of each of the Partners to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by the Partners, including but not limited to, executing and delivering any notices, agreements, instruments and other documents on behalf of the Partners, giving instructions and taking such actions which the Representatives, in their sole discretion, deems appropriate to carry out the provisions of this Agreement and the agreements contemplated hereby. Buyer shall be entitled to rely upon any action taken by any two (2) of the Representatives as representative of the Partners, the taking of such action being conclusive evidence that such Representatives were duly authorized to take such action.

      IN WITNESS WHEREOF, Seller, Partners and Buyer have caused this Agreement to be executed as a sealed instrument by their duly authorized officers and each Partner has executed and delivered this Agreement in his individual capacity, all as of the day and year first above written.

      USTRUST

      By: /s/   Neal F. Finnegan
         --------------------------
          Name: Neal F. Finnegan
          Title: President and Chief Executive Officer


      BREWER & LORD LLP

      By: /s/   R.A. Hubbard
         --------------------------
          Name: R.A. Hubbard
          Title: Partner



      THE PARTNERS

      /S/ William R. Plummer
      -----------------------------
          William R. Plummer, Individually and on behalf of Brewer & Lord LLP
          Address: 20 Alden Road
                  -----------------
                   Wellesley Hills MA 02481
                  --------------------------


      /s/ Whitfield Painer Jr.
      ----------------------------
          Whitfield Painer Jr., Individually
          Address: 93 Monument St.
                  -----------------
                   Concord MA 01742
                  ------------------

      /s/ Roger B. Wilson
      -----------------------------
          Roger B. Wilson, Individually
          Address: 119 Jericho Rd.
                  -----------------
                   Weston MA 02493
                  -----------------

      /s/ B. Devereux Barker III
      -----------------------------
          B. Devereux Barker III, Individually
          Address: Box 752
                  -----------------
                   Manchester MA 01944
                  ------------------

      /s/ Richard A. Hubbard
      -----------------------------
          Richard A. Hubbard, Individually
          Address: 15 Carriage Way
                  -----------------
                   Topsfield MA 01987
                  -------------------

      /s/ Frederick N. Nowell III
      -----------------------------
          Frederick N. Nowell III, Individually
          Address: 7 Johnson Rd.
                  -----------------
                   Andover MA 01810
                  -----------------

      /s/ John J. Zawilinski
      -----------------------------
          John J. Zawilinski
          Address: 7 Mass Ave
                  -----------------
                   Norfolk MA 02056
                  -----------------

      /s/ Maurice F. Ahearn III
      -----------------------------
          Maurice F. Ahearn III, Individually
          Address: 42 Arrowhead Road
                  ------------------
                   Marshfield, MA 02050
                  ---------------------

      /s/ Jane F. Calley
      ---------------------------------
          Jane F. Calley, Individually
          Address: 59 Longwood Rd
                  ---------------------
                   Quincy MA 02169
                  ---------------------

      /s/ Margaret Briggs
      -----------------------------
          Margaret Briggs, Individually
          Address: 33 Gallows Pond Rd
                  -------------------
                   Plymouth MA 02360
                  -------------------

      /s/ William K. McCann
      -------------------------------
          William K. McCann, Individually
          Address: 31 Duxborough Trail
                  --------------------
                   Duxbury, MA 02332
                  --------------------